Exhibit 99.1

FTC Solar Announces Second Quarter 2026 Financial Results

Second Quarter Highlights and Recent Developments

•
Second quarter revenue up 52% q/q, 31% y/y, ahead of target
•
Awarded 400MW project with top EPC and top developer
•
Awarded 80+MW project in Australia for 2H delivery
•
Scheduled to begin deliveries on 330+MW Australia project
•
Announced entry into India market with multiple initial project wins
•
Reaffirm outlook for 40% y/y revenue growth in 2026
•
Announced agreement for up to $20 million equity line of credit with institutional investor

AUSTIN, Texas — August 5, 2026– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the second quarter ended June 30, 2026.

“We’re pleased to report that second quarter results were in line with or better than our targeted ranges,” said Anthony Carroll, President and CEO of FTC Solar, “and that we remain on track to outpace the market with 40% annual revenue growth in 2026.

“While I am just over one quarter into my tenure as CEO, the company has done an incredible amount over the past two years to put the company in a great position to grow and scale. This includes developing and introducing a 1P tracker line that is regarded by customers as easier and faster to install and an engineering capability that is willing to go the extra mile and increasingly helps enable more power or less land grading through a more efficient design.

“To build on that foundation and continue the momentum, we have been focused on five key areas. They include:

•
Expanding top 10 customer base. Following great work to achieve qualification with top prospects, including 9 of the top 10 EPCs, the focus now is on converting these opportunities and expanding our customer base within this group. We have recently signed two projects associated with three top developers and EPCs and expect to add projects with two more by year-end.
•
Making immediate bookings progress. With a significantly expanded overall customer base and improved access to bid opportunities, our focus is now on converting that stronger pipeline into bookings. We're investing in sales talent, AI-driven bidding capabilities, and international expansion, with meaningful momentum in Australia and new entry into India reinforcing the opportunity ahead.
•
Ramping second half revenue. Following 52% sequential growth in the second quarter, we’re looking for another 24% growth in Q3 before accelerating again in Q4. We’re reaffirming our full-year 2026 growth outlook of 40%. While we will look to grow even faster, what is most important is systematic execution and layering on an increasing amount of projects to build sustainable future growth.
•
Cost and breakeven optimization: Improving our cost structure and lowering our breakeven revenue level remain key priorities. Through targeted cost savings, greater use of AI and automation, and better monetization of the value we deliver to customers, we see meaningful opportunities to expand margins as the business grows.
•
Robotics and AI: We believe robotics will be a major productivity driver for our customers, and we want to help lead that transition. We've already generated promising test and pilot results and expect to have these technologies operating on commercial projects with real-world data soon.

“Overall, while we still have work to do and need to win much more business, I'm proud of what our team has accomplished and confident in where we're headed. We have the products, the partnerships, and the strategy to drive sustainable growth, and we'll continue earning trust through execution and customer focus. Our opportunity is great, our plan is clear, the path to profitability is there, and our second half revenue growth outlook is very strong.”

Second Quarter Results

Total second-quarter revenue was $26.2 million. This represents an increase of 51.5% compared to the prior quarter revenue and an increase of 30.8% compared to the year-ago quarter.

GAAP gross loss was $2.2 million, or 8.5% of revenue, compared to gross loss of $1.2 million, or 7.1% of revenue, in the prior quarter. Non-GAAP gross loss was $1.3 million or 5.1% of revenue. This compares to Non-GAAP gross loss of $3.5 million in the prior-year period.

Summary Financial Performance: Q2 2026 compared to Q2 2025

	U.S. GAAP		Non-GAAP(b)
	Three months ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenue	$26,157	$19,993	$26,157	$19,993
Gross margin percentage	(8.5%)	(19.6%)	(5.1%)	(17.4%)
Total operating expenses	$11,493	$7,580	$8,482	$6,544
Loss from operations(a)	$(13,727)	$(11,499)	$(9,777)	$(10,360)
Net loss	$(27,124)	$(15,430)	$(12,252)	$(11,213)
Diluted loss per share	$(1.69)	$(1.18)	$(0.76)	$(0.86)

(a)
Adjusted EBITDA for Non-GAAP
(b)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

GAAP operating expenses were $11.5 million. On a Non-GAAP basis, operating expenses were $8.5 million. This compares to Non-GAAP operating expenses of $7.8 million1 in the prior quarter and $6.5 million in the year-ago quarter.

GAAP net loss was $27.1 million, or a loss of $1.69 per diluted share, compared to income of $32.6 million or a loss of $0.72 per diluted share in the prior quarter and a net loss of $15.4 million or $1.18 per diluted share in the year-ago quarter.

Adjusted EBITDA loss, which excludes approximately $17.3 million for (i) a loss from the change in fair value of the warrant liability, (ii) certain CEO transition costs, and (iii) other non-cash items, was $9.8 million, compared to Adjusted EBITDA losses of $8.2 million1 in the prior quarter and $10.4 million in the year-ago quarter.

The contracted portion of the company's backlog2 now stands at approximately $560 million.

During the quarter, the company received a purchase order for its first 1P tracker system with a top U.S. developer, which has heretofore been a 2P customer. The project is just over 100 megawatts and located on the East Coast. The company is very pleased to expand its relationship with this developer.

The company also received notice to begin production on a 330+ megawatt project in Queensland, Australia. FTC first announced the project award in March 2025 with tracker production at the time expected to begin in mid-2025. The project timeline has been revised and now finalized with notice to proceed issued during the second quarter. Tracker deliveries begin in the second half of 2026. The aggregate value of the project was added to the company’s backlog in 2025 and was reflected in the most recent backlog disclosed on May 5, 2026.

The company also announced that it has recently entered the India market, and has already won multiple initial projects there, ranging from pilot to 100+ megawatt projects with large and well-known customers. Shipments in this region have been ongoing in 2026.

Subsequent Events

Subsequent to quarter end, the company received a new 400 megawatt purchase order for a 1P project being constructed by a top 5 U.S. EPC and a top 5 U.S. developer. The company has worked with this EPC on other projects recently and is pleased to see a nice-sized follow-on project.

In addition to its financial results, the company announced that it has entered into a purchase agreement establishing an Equity Line of Credit (“ELOC”) with Lincoln Park Capital, a long-only institutional investor. Under the terms of the agreement and subject to certain conditions, FTC Solar has the right to sell, and Lincoln Park is obligated to purchase, up to $20 million worth of common shares at prices that are based on the market price at the time of each sale. FTC Solar, at its sole discretion, controls the timing and amount of all sales of shares associated with the ELOC. There are no upper limits to the price per share Lincoln Park may pay and Lincoln Park has agreed not to enter into or effect any direct or indirect short-selling or hedging of our common stock. There are no warrants, derivatives, or other share classes associated with this agreement. The company believes that this agreement will provide the company with an additional and flexible source of funding as may be appropriate.

Outlook

The company expects third quarter revenue to grow by roughly 24% relative to the second quarter, based on the midpoint of the guidance range. The company expects further sequential growth in the fourth quarter and continues to expect full-year revenue 2026 growth of 40% relative to 2025, outpacing the market.

(in millions)	2Q'26 Guidance	2Q'26 Actual	3Q'26 Guidance(3)
Revenue	$22.0 – $26.0	$26.2	$30.0 – $35.0
Non-GAAP Gross Profit (Loss)	$(1.4) – $1.0	$(1.3)	$(0.9) – $1.8
Non-GAAP Gross Margin	(6.4%) – 4.0%	(5.1%)	(3.0%) – 5.1%
Non-GAAP operating expenses	$8.4 – $9.0	$8.5	$7.7 – $8.3
Non-GAAP adjusted EBITDA	$(10.5) – $(7.4)	$(9.8)	$(9.3) – $(6.0)

Second Quarter 2026 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its second quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. A reconciliation of the prior sequential quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on May 5, 2026.

2. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

3. We do not provide a quantitative reconciliation of our forward-looking Non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Results of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except shares and per share data)	2026	2025	2026	2025
Revenue:
Product	$22,405	$15,867	$34,167	$34,069
Service	3,752	4,126	9,255	6,727
Total revenue	26,157	19,993	43,422	40,796
Cost of revenue:
Product	24,605	18,876	38,413	38,987
Service	3,786	5,036	8,470	9,175
Total cost of revenue	28,391	23,912	46,883	48,162
Gross loss	(2,234)	(3,919)	(3,461)	(7,366)
Operating expenses
Research and development	1,209	1,129	2,327	2,053
Selling and marketing	2,065	1,291	3,780	2,427
General and administrative	8,219	5,160	16,217	10,213
Total operating expenses	11,493	7,580	22,324	14,693
Loss from operations	(13,727)	(11,499)	(25,785)	(22,059)
Interest expense	(4,333)	(731)	(8,229)	(1,442)
Interest income	5	5	10	11
Gain from disposal of investment in unconsolidated subsidiary	—	—	—	3,204
Gain on sale of Atlas	26	50	26	50
Gain (loss) from change in fair value of warrant liability	(8,887)	(2,836)	39,855	1,768
Other income, net	9	71	10	75
Loss from unconsolidated subsidiary	—	(451)	—	(563)
Income (loss) before income taxes	(26,907)	(15,391)	5,887	(18,956)
Provision for income taxes	(217)	(39)	(412)	(293)
Net income (loss)	(27,124)	(15,430)	5,475	(19,249)
Other comprehensive income:
Foreign currency translation adjustments	119	81	218	109
Comprehensive income (loss)	$(27,005)	$(15,349)	$5,693	$(19,140)
Net income (loss) per share:
Basic	$(1.69)	$(1.18)	$0.35	$(1.49)
Diluted	$(1.69)	$(1.18)	$(1.52)	$(1.49)
Weighted-average common shares outstanding:
Basic	16,048,941	13,098,825	15,809,947	12,948,189
Diluted	16,048,941	13,098,825	22,635,642	12,948,189

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$10,075	$21,105
Restricted cash	1,000	—
Accounts receivable, net of allowance for credit losses of $3,031 and $3,069 at June 30, 2026 and December 31, 2025, respectively	48,670	55,743
Inventories	9,989	9,627
Prepaid and other current assets	13,582	11,294
Total current assets	83,316	97,769
Operating lease right-of-use assets	1,636	983
Property and equipment, net	3,649	3,793
Goodwill	7,657	7,444
Other assets	1,801	1,823
Total assets	$98,059	$111,812
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$11,436	$13,247
Short-term debt	22,641	12,681
Accrued expenses	39,810	23,770
Income taxes payable	570	630
Deferred revenue	5,451	7,172
Other current liabilities	11,321	10,725
Total current liabilities	91,229	68,225
Long-term debt	—	9,921
Operating lease liability, net of current portion	1,099	553
Deferred income taxes	207	—
Warrant liability	34,660	74,515
Other non-current liabilities	1,210	1,556
Total liabilities	128,405	154,770
Commitments and contingencies
Stockholders’ deficit
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of June 30, 2026 and December 31, 2025	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 16,455,751 and 15,537,344 shares issued and outstanding as of June 30, 2026 and December 31, 2025	2	2
Treasury stock, at cost; 1,076,257 shares as of June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	391,567	384,648
Accumulated other comprehensive loss	(72)	(290)
Accumulated deficit	(421,843)	(427,318)
Total stockholders’ deficit	(30,346)	(42,958)
Total liabilities and stockholders’ deficit	$98,059	$111,812

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
(in thousands)	2026	2025
Cash flows from operating activities
Net income (loss)	$5,475	$(19,249)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Stock-based compensation	5,503	1,216
Depreciation and amortization	795	607
Gain from change in fair value of warrant liability	(39,855)	(1,768)
Gain from sale of property and equipment	—	(3)
Amortization of debt discount and issue costs	4,698	427
Paid-in-kind non-cash interest	2,144	1,001
Provision for obsolete and slow-moving inventory	667	—
Loss from unconsolidated subsidiary	—	563
Gain from disposal of investment in unconsolidated subsidiary	—	(3,204)
Warranties issued and remediation added	1,107	1,614
Warranty recoverable from manufacturer	160	191
Credit loss provisions (credits)	(38)	192
Deferred income taxes	207	425
Lease expense	528	594
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	7,111	(5,956)
Inventories	(1,029)	2,828
Prepaid and other current assets	(2,322)	1,193
Other assets	(121)	(392)
Accounts payable	(1,853)	4,819
Accruals and other current liabilities	15,335	9,507
Deferred revenue	(1,721)	(3,814)
Other non-current liabilities	(709)	(830)
Lease payments and other, net	(534)	(691)
Net cash used in operations	(4,478)	(10,780)
Cash flows from investing activities:
Purchases of property and equipment	(595)	(268)
Proceeds from sale of Atlas software platform	26	50
Proceeds from sale of property and equipment	—	3
Proceeds from disposal of investment in unconsolidated subsidiary	—	3,204
Net cash (used in) provided by investing activities	(569)	2,989
Cash flows from financing activities:
Repayments of borrowings	(6,260)	—
Proceeds from sale of common stock	1,472	—
Stock offering costs paid	(39)	—
Financing costs paid	(170)	—
Proceeds from stock option exercises	—	3
Net cash (used in) provided by financing activities	(4,997)	3
Effect of exchange rate changes on cash and cash equivalents	14	60
Decrease in cash, cash equivalents and restricted cash	(10,030)	(7,728)
Cash and cash equivalents at beginning of period	21,105	11,247
Cash, cash equivalents and restricted cash at end of period	$11,075	$3,519

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net income (loss) plus (i) provision for (benefit from) income taxes, (ii) interest expense, less interest income, (iii) depreciation expense, (iv) amortization expense, (v) stock-based compensation, (vi) loss from changes in the fair value of our warrant liability, and (vii) Chief Executive Officer ("CEO") transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits). We also deduct (i) the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary, and (ii) gains from changes in the fair value of our warrant liability from net income or loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net income (loss) plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in the fair value of our warrant liability, (iv) CEO transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits), and (v) the income tax expense (benefit) of those adjustments, if any. We also deduct (i) the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary, and (ii) gains from changes in the fair value of our warrant liability from net income (loss) in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these Non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross loss to the most closely related GAAP measure for the three and six months ended June 30, 2026 and 2025, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except percentages)	2026	2025	2026	2025
U.S. GAAP revenue	$26,157	$19,993	$43,422	$40,796
U.S. GAAP gross loss	$(2,234)	$(3,919)	$(3,461)	$(7,366)
Depreciation expense	257	185	447	358
Amortization expense	—	—	14	—
Stock-based compensation	647	248	1,292	491
Severance costs	—	—	—	34
Non-GAAP gross loss	$(1,330)	$(3,486)	$(1,708)	$(6,483)
Non-GAAP gross margin percentage	(5.1%)	(17.4%)	(3.9%)	(15.9%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and six months ended June 30, 2026 and 2025, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2026	2025	2026	2025
U.S. GAAP operating expenses	$11,493	$7,580	$22,324	$14,693
Depreciation expense	(173)	(120)	(334)	(249)
Stock-based compensation	(1,519)	(688)	(4,211)	(725)
CEO transition	(1,319)	(228)	(1,454)	(388)
Reverse stock split	—	—	—	(1)
Severance costs	—	—	—	(141)
Non-GAAP operating expenses	$8,482	$6,544	$16,325	$13,189

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and six months ended June 30, 2026 and 2025, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2026	2025	2026	2025
U.S. GAAP loss from operations	$(13,727)	$(11,499)	$(25,785)	$(22,059)
Depreciation expense	430	305	781	607
Amortization expense	—	—	14	—
Stock-based compensation	2,166	936	5,503	1,216
CEO transition	1,319	228	1,454	388
Reverse stock split	—	—	—	1
Severance costs	—	—	—	175
Other income, net	9	71	10	75
Gain on sale of Atlas	26	50	26	50
Loss from unconsolidated subsidiary	—	(451)	—	(563)
Adjusted EBITDA	$(9,777)	$(10,360)	$(17,997)	$(20,110)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net income (loss) for the three months ended June 30, 2026 and 2025, respectively:

	Three months ended June 30,
	2026		2025
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(27,124)	$(27,124)	$(15,430)	$(15,430)
Reconciling items -
Provision for income taxes	217	—	39	—
Interest expense	4,333	—	731	—
Interest income	(5)	—	(5)	—
Amortization of debt discount and issue costs in interest expense	—	2,500	—	217
Depreciation expense	430	—	305	—
Stock-based compensation	2,166	2,166	936	936
Loss from change in fair value of warrant liability(a)	8,887	8,887	2,836	2,836
CEO transition(b)	1,319	1,319	228	228
Adjusted Non-GAAP amounts	$(9,777)	$(12,252)	$(10,360)	$(11,213)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted	N/A	$(0.76)	N/A	$(0.86)

Weighted-average common shares outstanding:
Basic and diluted	N/A	16,048,941	N/A	13,098,825

(a)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(b)

In April 2026, we transitioned to a new CEO. As a result of that change, we recognized approximately $1.2 million in severance costs associated with our former CEO. We also agreed to pay an upfront sign-on bonus to our new CEO in two equal annual installments in April 2027 and April 2028. We are accruing the cost of these sign-on bonus payments over the service period of our new CEO. Upon hiring our former CEO in August 2024, we had agreed to upfront and incremental sign-on bonuses (collectively, the " former CEO sign-on bonuses"). These former CEO sign-on bonuses were expensed over the applicable service periods of our former CEO through April 2026. We do not view the sign-on bonuses to be paid to our new CEO or those paid to our former CEO as being part of their normal ongoing annual compensation arrangements.